EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated August 25, 2009, with respect to the consolidated financial statements of MacroChem Corporation as of December 31, 2008 and for the year then ended included in the Current Report on Form 8-K/A of Access Pharmaceuticals, Inc. filed August 26, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Access Pharmaceuticals, Inc. on Form S-1 (File Nos. 333-149633, 333-125349, and 333-135734), Form S-3 (File Nos. 333-92210, 333-39330, 333-37786, 333-52030, 333-95413, 333-64904, and 333-113909), Form S-4 (File Nos. 333-155885 and 333-143587), and Form S-8 (File Nos. 333-45646, 333-75136, 333-125796, and 333-114269).

/s/ Whitley Penn LLP

Dallas, Texas
August 25, 2009